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                                                                     Exhibit 21


                         SUBSIDIARIES OF REGISTRANT


Mobile PET Systems, Inc., a Nevada Corporation Colony International Incorporated, a Nevada corporation Mobile P.E.T. Leasing Ltd., a United Kingdom limited company London P.E.T. Centre Ltd., a United Kingdom limited company